Exhibit 10.1

TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
HONEYWELL INTERNATIONAL INC.
AND
HONEYWELL AEROSPACE INC.
DATED AS OF JUNE 29, 2026

EXHIBITS:
Exhibit A     Services Schedule
Exhibit B     Excluded Services
Exhibit C     Designated Work Product
Exhibit D     Service Coordinators
ii

Exhibit E     IT Agreements
Exhibit F     Certain Supplier Agreements
iii

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 29, 2026 (the “Effective Date”), is entered into by and between Honeywell International Inc., a Delaware corporation (“Automation”), and Honeywell Aerospace Inc. (f/k/a Honeywell Aerospace LLC), a Delaware corporation (“Aerospace”) (together with Automation, the “Parties,” and each individually a “Party”).
RECITALS
WHEREAS, the Parties, among others, entered into that certain Separation and Distribution Agreement dated as of     (as amended, modified or supplemented, and together with all exhibits and schedules thereto, the “Separation Agreement”);
WHEREAS, the Separation Agreement contemplates that Automation and Aerospace will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;
WHEREAS, Automation desires to provide, or cause to be provided, certain transition services to Aerospace, and Aerospace desires to receive certain transition services from Automation, as more particularly described in this Agreement, for a limited period of time following the Spin-Off;
WHEREAS, Aerospace desires to provide, or cause to be provided, certain transition services to Automation, and Automation desires to receive certain transition services from Aerospace, for a limited period of time following the Spin-Off; and
WHEREAS, each of Automation and Aerospace desires to reflect the terms of their agreement with respect to such services.
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Separation Agreement. As used in this Agreement, the following terms have the respective meanings set forth below.
(a)    “Aerospace Indemnitees” has the meaning set forth in the Separation Agreement.
(b)    “Aerospace Services” means the Services provided by Aerospace or its Subsidiaries as identified on Part II of Exhibit A hereto.

(c)    “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Automation or Automation’s stockholders prior to, or in case of Aerospace’s stockholders, after the Effective Date.
(d)    “Agreement” has the meaning set forth in the preamble.
(e)    “Ancillary Agreements” has the meaning set forth in the Separation Agreement.
(f)    “Automation” has the meaning set forth in the preamble.
(g)    “Automation Indemnitees” has the meaning set forth in the Separation Agreement.
(h)    “Automation Services” means the Services provided by Automation or its Subsidiaries as identified on Part I of Exhibit A hereto.
(i)    “Certain Supplier Agreements” means any contract or agreement of any member of the Automation Group with a Third Party set forth on Exhibit F or mutually agreed by the Parties in writing to constitute a Certain Supplier Agreement during the one (1) year period following the Effective Date.
(j)    “Confidential Information” has the meaning set forth in Section 5.1.
(k)    “Cost of Services” means, with respect to each Service, the amount specified with respect to such Service in Exhibit A to be paid by the Service Recipient in respect of such Service to the Service Provider of such Service.
(l)    “Designated Work Product” means the work product developed during the term of this Agreement for the Service Recipient’s exclusive use as part of the provision of Services hereunder, including as listed or described on Exhibit C or as otherwise agreed in writing between the Parties.
(m)    “Disclosing Party” has the meaning set forth in Section 5.2.
(n)    “Dispute” has the meaning set forth in the Separation Agreement.
(o)    “Effective Date” has the meaning set forth in the preamble.

(p)    “Excluded Services” has the meaning set forth in Section 2.1(l).
(q)    “Force Majeure Event” has the meaning set forth in Section 10.2.
(r)    “Group” means either the Automation Group (as defined in the Separation Agreement, and for purposes of this Agreement, the “Automation Group”) or the Aerospace Group (as defined in the Separation Agreement, and for purposes of this Agreement, the “Aerospace Group”), as the context requires.
(s)    “Hourly Services” has the meaning set forth in Section 4.1(b).
(t)    “Hourly Services Expenses” has the meaning set forth in Section 4.1(b).
(u)    “Indemnitee” means an Automation Indemnitee or an Aerospace Indemnitee, as the context requires.
(v)    “Insurance Proceeds” has the meaning set forth in the Separation Agreement.
(w)    “Interruption” has the meaning set forth in Section 2.1(i).
(x)    “IT Agreements” has the meaning set forth in Section 3.3.
(y)    “Migration Work” has the meaning set forth in Section 2.3.
(z)    “Migration Work Request” has the meaning set forth in Section 2.3.
(aa)    “Omitted Services” has the meaning set forth in Section 2.2(a).
(bb)    “Outside Date” has the meaning set forth in Section 6.1.
(cc)    “Partial Service Termination” has the meaning set forth in Section 6.3(a).
(dd)    “Party” and “Parties” have the meaning set forth in the preamble.
(ee)    “Personal Data” has the meaning set forth in the Separation Agreement.
(ff)    “Preliminary Dispute Notice” has the meaning set forth in Section 9.2.
(gg)    “Prime Rate” has the meaning set forth in Section 4.2(a).
(hh)    “Processed” has the meaning set forth in the Separation Agreement.
(ii)    “Receiving Party” has the meaning set forth in Section 5.2.
(jj)    “Resolution Committee” has the meaning set forth in Section 9.2.

(kk)    “Sales and Services Taxes” has the meaning set forth in Section 4.1(c).
(ll)    “Separation Agreement” has the meaning set forth in the recitals.
(mm)    “Service Charge” has the meaning set forth in Section 4.1(a).
(nn)    “Service Coordinator” has the meaning set forth in Section 2.1(b).
(oo)    “Service Provider” means any member of the Aerospace Group or the Automation Group, as applicable, in its capacity as the provider of any Services to any member of the Aerospace Group or the Automation Group, as applicable.
(pp)    “Service Provider Parent” means, with respect to any Services provided by a Service Provider that is a member of the Automation Group, Automation and, with respect to any Services provided by a Service Provider that is a member of the Aerospace Group, Aerospace.
(qq)    “Service Recipient” means any member of the Aerospace Group or the Automation Group, as applicable, in its capacity as the recipient of any Services from any member of the Automation Group or the Aerospace Group, as applicable.
(rr)    “Service Recipient Parent” means, with respect to any Services provided to a Service Recipient that is a member of the Aerospace Group, Aerospace and, with respect to any Services provided to a Service Recipient that is a member of the Automation Group, Automation.
(ss)    “Service Term” means a period of six (6) months from the Effective Date (or such other period of time that each Service shall be provided hereunder as set forth for each Service on Exhibit A or as mutually agreed in writing by the Parties).
(tt)    “Services” means the Automation Services and/or the Aerospace Services, as applicable.
(uu)    “Shutdown” has the meaning set forth in Section 2.1(h).
(vv)    “Sub-Contractor” has the meaning set forth in Section 2.1(d).
(ww)    “Tax” has the meaning set forth in the Tax Matters Agreement.
(xx)    “Termination Charges” has the meaning set forth in Section 6.4(d).
(yy)    “Third Party” means any Person other than Automation, Aerospace and their respective Affiliates.
(zz)    “Third Party Claim” has the meaning set forth in the Separation Agreement.

(aaa)    “Third Party Expenses” has the meaning set forth in Section 4.1(b).
Section 1.2    References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party.
ARTICLE II
SERVICES
Section 2.1    Provision of Services.
(a)    Commencing as of the Effective Date, (x) (i) Automation shall, and shall cause the applicable members of the Automation Group to, provide or otherwise make available, as a Service Provider under this Agreement, to Aerospace and the applicable members of the Aerospace Group, the Services, and (ii) Aerospace shall, and shall cause the applicable members of the Aerospace Group to, pay, perform, discharge and satisfy, as and when due, its and their respective obligations as the Service Recipient under this Agreement, in each case in accordance with the terms of this Agreement, and (y) (i) Aerospace shall, and shall cause the applicable members of the Aerospace Group to, provide or otherwise make available, as a Service Provider under this Agreement, to Automation and the applicable members of the Automation Group, the Services, and (ii) Automation shall, and shall cause the applicable members of the Automation Group to, pay, perform, discharge and satisfy, as and when due, its and their respective obligations as the Service Recipient under this Agreement, in each case in accordance with the terms of this Agreement.
(b)    Each Service Recipient and each Service Provider shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Each of Automation and Aerospace agrees to appoint an employee representative (each such representative, a “Service Coordinator”) who will have overall responsibility for implementing, managing and coordinating the Services pursuant to this Agreement on behalf of Automation and Aerospace, respectively. Initially, the Service Coordinators will be the individuals set forth on Exhibit D. Either Party may change its designated Service Coordinator at any time upon notice given to the other Party in accordance with Section 10.6. The Service Coordinators will consult and coordinate with each other on a regular basis, and no less frequently than monthly, during the term of this Agreement.
(c)    Each Service Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services will remain at all times, and be deemed for all purposes to be, employees or representatives solely of the Service Provider (or its Affiliates or Sub-Contractors) responsible for providing such Services, and will not be deemed employees or representatives of the Service Recipient as a result of this Agreement or the provision of Services hereunder or in connection herewith. Each Service Provider (or its Affiliates or Sub-Contractors) will be solely responsible for payment of (i) all compensation, (ii) all disability, withholding and other employment taxes and (iii) all medical benefit premiums, vacation pay, sick pay and other employee benefits payable to or with respect to personnel who perform Services on behalf of such Service Provider. All such personnel will be under the sole direction, control and supervision of the applicable Service Provider, and such Service Provider has the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such personnel.
(d)    Each Service Provider may, at its option, from time to time, delegate or subcontract any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates, or engage the services of other professionals, consultants or other third parties who are not Affiliates of Service Provider (each, a “Sub-Contractor”), in connection with the performance of the Services; provided, however, that (i) subject to Section 7.6(e), the Service Provider shall use the same degree of care in selecting any Sub-Contractor as it would if it was selecting such Sub-Contractor to provide similar services to Service Provider and shall remain ultimately responsible for ensuring that its obligations with respect to the nature, scope, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Sub-Contractor and shall be liable for any failure of an Affiliate or Sub-Contractor to so satisfy such obligations (or if an Affiliate or Sub-Contractor otherwise breaches any provision hereof) and (ii) any such Sub-Contractor agrees in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Article V of this Agreement. Except as agreed by the Parties in Exhibit A or otherwise in writing, and subject to

Section 2.1(f), any costs associated with engaging the services of a Sub-Contractor shall not affect the Cost of Services payable by the Service Recipient under this Agreement, and the Service Provider shall remain solely responsible with respect to payment for such Sub-Contractor’s costs, fees and expenses.
(e)    The Services shall be performed in substantially the same manner, scope, time frame, nature and quality, with the same care, and to the same extent and service level as such Services (or substantially similar services) were provided to the Aerospace Business or the Automation Business, as applicable, during the twelve (12) months immediately prior to the Effective Date, unless the Services are being provided by a Sub-Contractor who is also providing the same services to the Service Provider or a member of such Service Provider’s Group, in which case the Services shall be performed for the Service Recipient in the same manner, scope, time frame, nature and quality, with the same care, and to the same extent and service level as they are being performed for the Service Provider or such member of such Service Provider’s Group, as applicable. If the Service Provider has not provided such Services (or substantially similar services) to the Aerospace Business or the Automation Business, as applicable, as of immediately prior to the Effective Date and such Services are not being performed by a Sub-Contractor who is also providing the same services to such Service Provider’s Group, then the Services shall be performed in a competent and professional manner consistent with industry standards. The Services shall be used solely for the operation of the Aerospace Business or the Automation Business, as applicable, for substantially the same purpose as used by the Service Recipient during the twelve (12) months immediately prior to the Effective Date.
(f)    The Parties acknowledge that any Service Provider may make changes from time to time in the manner of performing Services (including in respect of those Services provided by a Sub-Contractor) if the Service Provider is making similar changes in performing the same or substantially similar Services for itself or other members of its Group; provided, however, that, unless expressly contemplated in Exhibit A, such changes shall not materially affect the Cost of Services for such Service payable by the Service Recipient under this Agreement or materially decrease the manner, scope, time frame, nature, quality or level of the Services provided to the Service Recipient, except (i) upon prior written approval of the Service Recipient, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) any actual and reasonable increase to the Service Provider in the cost of providing a Service may be charged to the Service Recipient on a pass-through basis to the extent such actual and reasonable increase is applied on a non-discriminatory basis as compared to the Service Provider and the other members of its Group.
(g)    Nothing in this Agreement shall be deemed to require the provision of any Service by any Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) to the Service Recipient to the extent (i) the provision of such Service would reasonably be expected to require the Consent of any Person (including any Governmental Authority), whether under applicable Law, by the terms of any contract to which such Service Provider or any other member of its Group is a party or otherwise, unless and until, subject to the remainder of this Section 2.1(g), such Consent has been obtained; provided, however, that such Service Provider shall use commercially reasonable efforts to obtain the Consent of any Person necessary for the provision of such Service and the performance of such Service Provider’s obligations pursuant to this Agreement, or (ii) the provision of such Service to the Service Recipient would contravene or constitute a violation of any Law. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Consents required under any existing contract or agreement with a Third Party to allow the applicable Service Provider to perform, or cause to be performed, the applicable Services required to be provided hereunder. Any Third Party fees or expenses incurred in connection with obtaining any such Consents shall be paid by the Service Recipient; provided, however, that any such fees or expenses which individually or in the aggregate exceed $10,000 shall require the prior written consent of Automation (if the Service Recipient(s) are members of the Automation Group) or Aerospace (if the Service Recipient(s) are members of the Aerospace Group). In the event that the Consent of any Person, to the extent required in order for the Service Provider to provide Services, is not obtained reasonably promptly (any in any event within ninety (90) days) after the Effective Date by the Service Provider, or the provision of any Service to the Service Recipient hereunder would constitute a violation of Law, the Service Provider shall notify the Service Recipient and the Service Provider is excused from providing the Service to the extent it requires such unobtainable Consent or would constitute a violation of Law; provided that the Parties shall cooperate and use commercially reasonable efforts to devise an alternative manner reasonably satisfactory to both Parties for the provision of the affected Services that would not require such Consent or violate such Law, with such alternative manner (including the Cost of Services associated therewith) subject to mutual agreement of the Parties in writing. If the Parties elect such an alternative manner, the Service Provider shall provide the Services in such alternative manner and the Cost of Services for such Services shall be adjusted accordingly. In addition, notwithstanding anything to the contrary herein, the Service Provider (and the Affiliates and Sub-Contractors of the Service Provider) will not be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Service Recipient and its Affiliates. To the extent that any Third Party proprietor of information or software to be disclosed or made available to any Service Recipient in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition to its Consent to use the same for the benefit of the Service Recipient, or to permit the Service Recipient access to such information or software, the Service Recipient shall, as a condition to the receipt of such portion of the Services, execute (and shall cause its employees and Affiliates to execute, if required) any such form.
(h)    If a Service Provider determines that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, alterations or replacements (any such event, a “Shutdown”), such Service Provider shall use commercially reasonable efforts to provide the Service Recipient with reasonable prior notice of such Shutdown (including information regarding the nature and the projected length of such Shutdown), and such Service Provider shall use commercially reasonable efforts to minimize any impact on the provision of Services caused by such Shutdown.
(i)    The Parties acknowledge that there may be unanticipated temporary interruptions in the provision of a Service, in each case for a period of less than forty-eight (48) hours (any such event, an “Interruption”). Each Service Provider shall use commercially reasonable efforts to provide the Service Recipient with notice of such Interruption as soon as possible (including information regarding the nature and the projected length of such Interruption), and such Service Provider shall use commercially reasonable efforts to minimize any impact on the provision of Services caused by such Interruption. Such Service Provider shall not be excused from performance if it fails to use commercially reasonable efforts to remedy the situation causing such Interruption as promptly as practicable.
(j)    Neither Party nor any of their respective Affiliates shall have any obligation to purchase, upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used by such Party or such Party’s Affiliates, or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environments that are currently used by such Party or such Party’s Affiliates.
(k)    Notwithstanding anything to the contrary herein, the Services shall not include, and a Service Provider shall have no obligation to provide hereunder, any legal advice, tax advice, financial advice, accounting advice, or any other services unless specifically set forth on Exhibit A (but, in each case, excluding any services expressly identified on Exhibit B) (the “Excluded Services”).
Section 2.2    Service Amendments and Additions.
(a)    Within sixty (60) days following the Effective Date, any Service Recipient may request the applicable Service Provider to provide services that (i) were provided to the Automation Business and the Aerospace Business, as applicable, during the twelve (12) months immediately prior to the Effective Date, are reasonably necessary for the operation of the Automation Business or the Aerospace Business, as applicable, as conducted during the twelve (12) months immediately prior to the Effective Date and are not Excluded Services (any such validly requested services, “Omitted Services”). Any request for an Omitted Service shall be in writing and shall specify, as applicable, (A) the type and the scope of the requested service, (B) who is requested to perform the requested service, (C) where and to whom the requested service is to be provided, and (D) the proposed term for the requested service. A Service Provider will consider such requests in good faith, and the Parties shall discuss in good faith the terms under which Omitted Services may be provided. If an Omitted Service would not require Service Provider to allocate resources materially in excess of its ordinary course resources used prior to/as of the Effective Date, and cannot readily be provided by Service Recipient or a Third Party, then Service Provider must use commercially reasonable efforts to provide the Omitted Service subject to mutual agreement of the Parties on the terms of the Omitted Service (including applicable service fees) following good faith negotiations.
(b)    In the event that the Service Provider agrees to provide Omitted Services, then the Parties shall in good faith negotiate an amendment to Exhibit A, which will describe in detail the service, project scope, term, price and payment terms to be charged for such Omitted Services. Once agreed to in writing, the amendment to Exhibit A shall be deemed part of this Agreement as of such date and such Omitted Services shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement; provided, however, that the Service Provider shall not be required to provide any Omitted Services, at any price, that would prevent, or be reasonably likely to prevent, or be inconsistent with the qualification of the Distribution for its Intended Tax Treatment (as defined in the Tax Matters Agreement).
Section 2.3    Migration Projects. Prior to the end of the applicable Service Term, each Service Provider will provide the Service Recipient (subject to the remainder of this Section 2.3), upon written request from the Service Recipient (the “Migration Work Request”), with such reasonable support and cooperation as may be necessary to migrate the Services to the Service Recipient’s internal organization or to a Third Party provider (the “Migration Work”), including, exporting and providing (subject to applicable Law and, with respect to Personal Data, the Data Transfer Exhibit provided as Exhibit C to the Separation Agreement) all relevant data and information of the applicable Service Recipient from the systems of the applicable Service Provider or any party performing the Services on its behalf. After the Service Provider receives a Migration Work Request, the Parties shall meet to discuss and agree on the scope and cost of the Migration Work, taking into consideration the Service Provider’s then-available resources (and for clarity, the Service Provider shall not be obligated to perform such Migration Work unless and until the Parties, who shall act in good faith, so mutually agree on such scope and costs of such Migration Work). Where required for migrating the Services in connection with Migration Work, the Service Recipient’s personnel will be granted reasonable access to the respective facilities of the Service Provider during normal business hours. Migration Work may be out-sourced to a Third Party service provider (including those involving conversion programs or other programming, or extraordinary management supervision or coordination); provided that the outsourcing Party shall be responsible for the performance or non-performance of such Third Party service provider. The applicable Service Recipient shall pay its internal costs incurred in connection with all Migration Work performed by its personnel, and the out of pocket costs of the Service Provider and the cost of all Third Party providers engaged in completing a Migration Work all shall be charged by such Service Providers to the Service Recipient (or by the Service Provider to the Service Recipient on a pass-through basis). For the avoidance of doubt, any portion of the cost of Migration Work associated with the setup of the Service Recipient’s data warehousing infrastructure or hosting environment shall be charged by the Service Provider to the Service Recipient on a pass-through basis. Service Provider shall have no obligation hereunder to transfer any information or data in connection with the migration of applications included in the Services to the Service Recipient’s internal organization or to a Third Party provider except, for each application, on a one-time basis as part of the Migration Work for such application after the end of the applicable Service Term for such application. Service Recipient must provide notice to Service Provider specifically identifying any discrepancies or other issues with such information and data transfer within thirty (30) days following such one-time transfer, and Service Provider shall have no further obligations with respect to discrepancies or other issues with such information or data transfer for such Migration Work newly identified after such thirty (30)-day period. The Parties shall resolve such discrepancies or issues specifically identified within such thirty (30)-day period in good faith in accordance with the agreed plan for such Migration Work. Unless otherwise expressly agreed between the Parties, Service Provider shall have no obligation to, and Service Recipient shall not, integrate or connect any information technology systems or applications of Service Recipient to any information technology systems or applications of Service Provider made available as part of or otherwise used to provide any Services or used to perform any Migration Work.
Section 2.4    No Management Authority. No Service Provider (or any Affiliate or Sub-Contractor of the Service Provider) shall be authorized by, or shall have any responsibility under, this Agreement to manage the affairs of the business of any Service Recipient, or to hold itself out as an agent or representative of the Service Recipient.
Section 2.5    Acknowledgment and Representation. Each Party understands that the Services provided hereunder are transitional in nature. Each Party understands and agrees that the other Party is not in the business of providing Services to Third Parties and, except as set forth in Section 6.2, that neither Party has any interest in continuing (i) any Service beyond the Service Term for such Service or (ii) this Agreement beyond the expiration of all Service Terms, the Outside Date, or the earlier termination of all Services in accordance with Article VI. As a result, the Parties have allocated responsibilities and risks of loss and limited liabilities of the Parties as stated in this Agreement based on the recognition that each Party is not in the business of providing Services to non-Affiliates. Such allocations and limitations are fundamental elements of the basis of the bargain between the Parties and neither Party would be able or willing to provide the Services without the protections provided by such allocations and limitations. During the term of this Agreement, each Service Recipient agrees to work diligently and expeditiously to establish its own logistics, infrastructure and systems to enable a transition to its own internal organization or other Third Party providers of the Services and agrees to use its reasonable good faith efforts to reduce or eliminate its and its Affiliates’ dependency on the Service Provider’s provision of the Services as soon as is reasonably practicable.
Section 2.6    Processing of Personal Data. The Data Processing Exhibit provided as Exhibit C to the Separation Agreement shall govern any processing of Personal Data in connection with the provision of the Services hereunder.
ARTICLE III
ADDITIONAL ARRANGEMENTS
Section 3.1    Cooperation and Access.
(a)    Each Service Recipient shall cooperate with the Service Provider to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (i) each Party shall make available on a timely basis to the other Party all information and materials requested by such Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) each Party shall, and shall cause the members of its Group to, upon reasonable notice, give or cause to be given to the other Party and its Affiliates and Sub-Contractors reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services and (iii) each Party shall, and shall cause the members of its Group to, give the other Party and its Affiliates and Sub-Contractors reasonable access to, and all necessary rights to utilize, such Party’s, and its Group’s, information, facilities, personnel, assets, systems and technologies to the extent reasonably necessary for the performance or receipt of the Services.
(b)    Each Party shall (and shall cause the members of its Group and its personnel and the personnel of its Affiliates and Sub-Contractors providing or receiving Services to): (i) not attempt to obtain access to or use any information technology systems of the other Party or any member of the other Party’s Group, or any Confidential Information, Personal Data or competitively sensitive information owned, used or Processed by the other Party, except where it has been granted in writing the right to do so or, to the extent reasonably necessary to do so, to provide or receive the Services; (ii) maintain reasonable security measures to protect the systems of the other Party and the members of its Group to which it has access pursuant to this Agreement from access by unauthorized Third Parties; (iii) comply with applicable Laws and all of the other Party’s security rules, access agreements, and procedures for restricting access and use, when allowed, to such other Party’s information technology systems; (iv) when on the property of the other Party or any of its Affiliates, or when given access to any facilities, infrastructure or personnel of the other Party or any of its Affiliates, follow applicable Laws and all of the other Party’s policies and procedures concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time; (v) limit each user’s access to information for which each user has a bona fide business need to access; and (vi) not disable, damage or erase or disrupt, interfere with or impair the normal operation of the information technology systems of the other Party or any member of its Group.
(c)    Each Service Provider shall: (i) notify the Service Recipient of any confirmed misuse, disclosure or loss of, or inability to account for, any Personal Data or any confidential or competitively sensitive Information, and any confirmed unauthorized access to the Service Provider’s facilities, systems or network, in each case, solely to the extent related to the Service Recipient; (ii) investigate such confirmed security incidents and reasonably cooperate with Service Recipient’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident; and (iii) subject to applicable Law, use commercially reasonable efforts to comply with any reasonable requests to assist the Service Recipient with its electronic discovery obligations related to Services provided to the Service Recipient; provided that the Service Recipient agrees to reimburse the Service Provider for time spent and actual travel expenses reasonably incurred for such response.
(d)    In the event of a security breach that relates to the Services, the Parties shall, subject to any applicable Law, reasonably cooperate with each other regarding the timing and manner of (i) notification to their respective customers, potential customers, employees or agents concerning a breach or potential breach of security and (ii) disclosures to appropriate Governmental Authorities.
Section 3.2    Intellectual Property.
(a)    Each Party (such Party in its capacity as “Licensor”), on behalf of itself and its Affiliates, hereby grants to the other Party (such Party in its capacity as “Licensee”) a non-exclusive, nontransferable, worldwide, royalty-free, non-sublicensable (other than to the members of the Licensee’s Group and Sub-Contractors providing or receiving Services under this Agreement) license under the Intellectual Property Rights owned or freely sublicensable (without payment or other obligation by the applicable Licensor or its Affiliates) by the Licensor or its Affiliates, solely for the purposes of the Licensee and the members of its Group to perform their obligations hereunder or receive the Services provided hereunder and for the use and exploitation of deliverables provided as part of the Services in a manner consistent with the purpose for which those deliverables were provided, as applicable. The term of the foregoing license shall continue only during the term of this Agreement, provided that the term of such license shall be perpetual with respect to any Intellectual Property Rights to the extent necessary for the use or exploitation of Designated Work Product.
(b)    Subject to the terms of the Separation Agreement, each Service Provider acknowledges and agrees that the Designated Work Product is and shall be the exclusive property of the applicable Service Recipient. The Service Provider acknowledges and agrees that, to the fullest extent permitted under applicable Law, the Designated Work Product is a “work made for hire,” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. §101), for the Service Recipient. To the extent title to any Designated Work Product vests in the Service Provider by operation of Law, Service Provider hereby assigns (and shall cause any such other Service Provider, and any Affiliate or Sub-Contractor of such Service Provider, to assign) to the Service Recipient all right, title and interest in and to such Designated Work Product (including any Intellectual Property Rights constituting Designating Work Product), and the Service Provider shall (and shall cause any Affiliate or Sub-Contractor of such Service Provider to) provide such assistance and execute such documents as the Service Recipient may reasonably request to assign to the relevant Service Recipient all right, title and interest in and to such work product. Each Service Recipient acknowledges and agrees that it will acquire no right, title or interest to any work product resulting from the provision of the Services hereunder that is not Designated Work Product, and such other work product shall remain the exclusive property of the Service Provider.
(c)    The Parties acknowledge that it may be necessary for each of them to make proprietary or Third Party software available to the other in the course and for the purpose of performing or receiving Services (as applicable), subject to Section 2.1(h) in the case of Third Party software. Each Party (i) shall comply with all known license terms and conditions applicable to any and all proprietary or Third Party software made available to such Party by the other Party in the course of the provision or receipt (as applicable) of Services hereunder and (ii) agrees that it shall use reasonable efforts to identify and provide to the other Party a copy of the applicable license terms (or, solely with respect to open source software or other software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all such proprietary or Third Party software first made available to such other Party as of or after the Effective Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any Third Party.
(d)    Except as expressly specified in this Section 3.2, nothing in this Agreement will be deemed to grant one Party, by implication, estoppel or otherwise, any ownership rights in any Intellectual Property Rights owned by the other Party (or any Affiliate or Sub-Contractor of the other Party).

Section 3.3    IT Agreements. The Service Recipient acknowledges and agrees that the Services provided by the Service Provider through Third Parties or using Third Party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third Parties (such agreements, the “IT Agreements”), as set forth on Exhibit E. The Service Provider shall use commercially reasonable efforts to obtain any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement in accordance with Section 2.1(h) (it being understood that the Service Recipient shall only be granted access to the services provided under IT Agreements during the term of this Agreement, and shall thereafter be responsible for obtaining its own standalone licenses with the applicable Third Party providers).
Section 3.4    Certain Supplier Agreements. For a period of one (1) year following the Effective Date, Automation shall, and shall cause the members of the Automation Group to, cooperate in any reasonable and permissible arrangement to provide that Aerospace and the other members of the Aerospace Group shall receive the interest in the benefits and obligations under the Certain Supplier Agreements in accordance with the provisions of such Certain Supplier Agreement. Payments due to a Third Party for use of the Certain Supplier Agreements by the Aerospace Business shall either, at Automation’s sole option, be (i) paid by the member of the Aerospace Group receiving the benefit of such Certain Supplier Agreement or (ii) paid by a member of the Automation Group and charged by Automation to Aerospace on a pass-through basis. Any internal or Third Party costs incurred by Automation in connection with Automation’s cooperation in accordance with this Section 3.4 shall be charged by Automation to Aerospace on a pass-through basis. Without limiting Aerospace’s obligations under Article VIII, Aerospace shall indemnify and hold harmless any member of the Automation Group party to such Certain Supplier Agreement for any Liability arising out of, in connection with or by reason of Aerospace’s use of the Certain Supplier Agreements and Automation’s cooperation in accordance with this Section 3.4.
ARTICLE IV
COMPENSATION
Section 4.1    Compensation for Services. In each case except as expressly provided in Exhibit A:
(a)    As compensation for each Service rendered pursuant to this Agreement, Service Recipient Parent (on behalf of the Service Recipients who are members of its Group) shall be required to pay to Service Provider Parent (on behalf of the Service Providers who are members of its Group) a fee for each Service provided to any members of the Service Recipient Parent’s Group equal to the Cost of Services specified for such Service in Exhibit A (each fee, together with any applicable Third Party Expenses and Hourly Services Expenses, constituting a “Service Charge”).
(b)    For Services with fees determined on an hourly basis (the “Hourly Services”), the Cost of Services are exclusive of any Third Party fees, costs and expenses that may be incurred by the Service Provider or any Sub-Contractor in connection with performing the Services (such fees, costs and expenses, “Third Party Expenses”). All of the fees determined on an hourly basis described in this Section 4.1(b) (“Hourly Services Expenses”) shall be charged by the Service Provider Parent (on behalf of the Service Providers who are members of its Group) to the Service Recipient Parent (on behalf of the Service Recipients who are members of its Group) on a pass-through basis. For the avoidance of doubt, the Hourly Services Expenses shall be consistent with the Service Provider Parent’s general approach with respect to such types of costs and expenses; provided that with respect to any Service, the Service Recipient Parent’s prior written approval shall be required to the extent that Hourly Services Expenses exceed fifteen percent (15%) of the Service Charge paid and payable to the Service Provider Parent (on behalf of the Service Providers who are members of its Group) for such Service in any calendar quarter. At Service Provider Parent’s option, Third Party Expenses may be designated as pass-through charges to be paid directly by Service Recipient Parent (on behalf of the Service Recipients who are members of its Group) to the applicable Third Party or may be initially paid by Service Provider Parent (on behalf of the Service Providers who are members of its Group) and invoiced to Service Recipient Parent in accordance with Section 4.2.
(c)    The Service Charge shall be exclusive of Taxes. The amount of any and all sales, value-added, goods and services or similar Taxes that are assessed, imposed, sustained, incurred, levied and measured on or by: (i) the cost, value or price of Services provided by the applicable Service Provider under this Agreement or (ii) the applicable Service Provider’s cost of acquiring property or services used or consumed by such Service Provider in providing Services under this Agreement (“Sales and Service Taxes”) shall be borne by the applicable Service Recipient Parent or its applicable Subsidiary. To the extent such Sales and Service Taxes are borne by the Service Provider or a member of its Group, such Taxes shall be promptly paid to the Service Provider Parent or its applicable Subsidiary by the Service Recipient Parent or its applicable Subsidiary in accordance with Section 4.2 or as otherwise mutually agreed in writing by the Parties. For the avoidance of doubt, such payment shall be in addition to the Service Charge, without duplication of any applicable Cost of Services set forth in Exhibit A. Notwithstanding the foregoing, (i) in the case of value-added Taxes, neither the Service Recipient Parent nor its Subsidiaries shall be obligated to pay such Taxes, unless the Service Provider Parent or its applicable Subsidiary has issued to the Service Recipient Parent or its applicable Subsidiary a valid value-added Tax invoice in respect thereof, and (ii) in the case of all Sales and Service Taxes, neither the Service Recipient Parent nor its Subsidiaries shall be obligated to pay such Taxes if and to the extent that the Service Recipient Parent or its applicable Subsidiaries have provided any valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such Taxes, to the extent permitted by applicable Law. The Parties shall cooperate in good faith (including by using commercially reasonable efforts to establish local subcontracting and/or payment arrangements between Service Provider Parent’s relevant Subsidiaries and Service Recipient Parent’s relevant Subsidiaries) in order to (i) reduce or eliminate any Sales and Service Taxes and (ii) maximize the ability to obtain a credit for, or refund of, Sales and Service Taxes. At the reasonable written request and sole expense of the Service Recipient Parent (or its applicable Subsidiary), the Service Provider Parent and its applicable Subsidiaries shall reasonably cooperate with the Service Recipient Parent and its applicable Subsidiaries in the pursuit of the refund of any Sales and Service Taxes by the Service Recipient Parent and its applicable Subsidiaries; provided, that in the event that the Service Provider Parent or any of its Subsidiaries receives a refund of any Sales and Service Taxes paid to the Service Provider Parent or any of its Subsidiaries by the Service Recipient Parent or any of its Subsidiaries pursuant to this Section 4.1(c) and previously remitted to the applicable Governmental Authority, the Service Provider Parent shall promptly surrender such refund, or cause such refund to be surrendered, to the Service Recipient Parent or its applicable Subsidiary.
(d)    Each Service Provider Parent and its applicable Subsidiaries and each Service Recipient Parent and its applicable Subsidiaries shall pay and be responsible for all Taxes (other than such Taxes described in Section 4.1(c)) applicable to each of them in connection with this Agreement, including Taxes based on its own respective net income or profits or assets.
(e)    Either Party shall have the right to deduct or withhold from any amounts payable under this Agreement such amounts as are required by applicable Law to be deducted or withheld with respect thereto and, to the extent such deducted or withheld amounts are duly remitted to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated as paid to the Person in respect of which such deduction or withholding was made for all purposes of this Agreement. The Parties shall cooperate in good faith to reduce or eliminate withholding with respect to any amounts payable under this Agreement. Notwithstanding the foregoing, if the Service Provider Parent reasonably believes that a reduced rate of withholding applies or the Service Provider Parent or its applicable Subsidiary is exempt from withholding, then the Service Provider Parent or its applicable Subsidiary shall notify the Service Recipient Parent or its applicable Subsidiary and the Service Recipient Parent or its applicable Subsidiary shall, to the extent permitted by applicable Law, apply such reduced rate of withholding or no withholding at such time as the Service Provider Parent or its applicable Subsidiary has provided the Service Recipient Parent or its applicable Subsidiary with evidence reasonably satisfactory to the Service Recipient or its applicable Subsidiary that a reduced rate of withholding is applicable (and that all necessary administrative provisions or requirements have been completed). The Service Recipient Parent or its applicable Subsidiary shall duly and timely remit to the appropriate Governmental Authority any amounts required to be deducted or withheld and shall promptly provide to the Service Provider Parent or its applicable Subsidiary receipts or other documents evidencing such payment of any such deducted or withheld amount to the applicable Governmental Authority. Neither the Service Recipient Parent nor its Subsidiaries shall be required in any circumstances to pursue any refund of Taxes so deducted or withheld and paid over to a Governmental Authority; provided, that (i) the Service Recipient Parent shall, at the Service Provider Parent’s reasonable request and sole expense, cooperate, and cause its applicable Subsidiaries to cooperate, with the Service Provider Parent and its applicable Subsidiaries in the pursuit of such refund of Taxes by the Service Provider Parent or its applicable Subsidiaries, and (ii) in the event that the Service Recipient Parent or any of its Subsidiaries receive a refund of any amounts previously withheld from payments to the Service Provider Parent or its Subsidiaries and remitted to the applicable Governmental Authority, the Service Recipient shall promptly surrender such refund, or cause such refund to be surrendered, (net of costs, including Taxes) to the Service Provider Parent or its applicable Subsidiary. The Parties shall cooperate in good faith (including by using commercially reasonable efforts to establish local subcontracting and/or payment arrangements between Service Provider Parent’s relevant Subsidiaries and Service Recipient Parent’s relevant Subsidiaries) in order to reduce or eliminate any withholding Taxes.
(f)    Each of the Parties shall promptly notify, or cause their applicable Subsidiaries to notify, the other Party or its applicable Subsidiaries of any deficiency claim or similar notice by a Governmental Authority with respect to Sales and Service Taxes or withholding on any amounts payable under this Agreement, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the other Party and its applicable Subsidiaries, as applicable, in connection with (i) the reporting of, (ii) any audit relating to, and (iii) any assessment, refund, claim or proceeding relating to, in each case, such Sales and Service Taxes or withholding.
(g)    Except as otherwise specifically provided in this Agreement, Tax matters shall be exclusively governed by the Tax Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement and this Agreement, the Tax Matters Agreement shall control.
Section 4.2    Payment Terms.
(a)    The Service Provider Parent (on behalf of the Service Providers who are members of its Group) shall bill the Service Recipient Parent (on behalf of the Service Recipients who are members of its Group) monthly in U.S. Dollars, within thirty (30) business days after the end of each month, or at such other interval specified with respect to a particular Service in Exhibit A at an amount equal to the aggregate Service Charges due for all Services provided in such month or other specified interval, as applicable, plus any Taxes that are the responsibility of the Service Recipient pursuant to this Agreement. Invoices shall set forth a description of the Services provided and reasonable documentation to support the charges thereon, which invoice and documentation shall be in the same level of detail and in accordance with the procedures for invoicing as provided to the applicable Service Provider Parent’s other businesses. Invoices shall be directed to the Service Coordinator appointed by Automation or Aerospace, as applicable, or to such other Person designated in writing from time to time by such Service Coordinator. The Service Recipient Parent shall pay such amount in full within thirty (30) days after receipt of each invoice by wire transfer of immediately available funds to the account designated by the Service Provider Parent for this purpose. If the thirtieth (30th) day falls on a weekend or a holiday, the Service Recipient Parent shall pay such amount on or before the following business day. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Sales and Service Taxes for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by the Service Provider Parent on or before the date such amount is due, then a late payment interest charge, calculated at the annual rate equal to the “Prime Rate” as reported on the thirtieth (30th) day after the date of the invoice in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day), calculated on the basis of a year of 360 days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. The Service Recipient Parent may elect by written notice to the Service Provider Parent to have invoices directed to and paid by any of the Service Recipient Parent’s Affiliates and, in such event, the Service Recipient Parent will make appropriate arrangements for the internal allocation of such invoiced costs within its Group. The Parties shall cooperate to achieve an invoicing structure that minimizes taxes for both Parties, including by implementing a local-to-local invoicing structure where applicable.
(b)    The Service Recipient Parent shall notify the Service Provider Parent promptly, and in no event later than thirty (30) days following receipt of the Service Provider Parent’s invoice, of any amounts disputed in good faith. If the Service Recipient Parent does not notify the Service Provider Parent of any disputed amounts within such thirty (30)-day period, then the Service Recipient Parent will be deemed to have accepted the Service Provider Parent’s invoice. Any objection to the amount of any invoice shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Article IX. The Service Recipient Parent shall pay any undisputed amount, and all Taxes (whether or not disputed), in accordance with this Section 4.2. The Service Provider Parent shall, upon the written request of the Service Recipient Parent, furnish such reasonable documentation to substantiate the amounts billed, including listings of the dates, times and amounts of the Services in question where applicable and practicable. The Service Recipient Parent may withhold any payments subject to a Dispute other than Taxes; provided that any disputed payments, to the extent ultimately determined to be payable to the Service Provider Parent, shall bear interest as set forth in Section 4.2(a).
(c)    Subject to Section 4.2(b), the Service Recipient Parent shall not withhold any payments to the Service Provider Parent under this Agreement in order to offset payments due to such Service Recipient Parent or any members of Service Recipient Parent’s Group pursuant to this Agreement, the Separation Agreement, any Ancillary Agreement or otherwise, unless such withholding is mutually agreed by the Parties or is provided for in the final ruling of a court having jurisdiction pursuant to Section 10.15. Any required adjustment to payments due hereunder will be made as a subsequent invoice.
Section 4.3    DISCLAIMER OF WARRANTIES. WITHOUT LIMITATION TO THE COVENANTS RELATING TO THE PROVISION OF SERVICES SET FORTH IN SECTION 2.1(e), THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS-IS” BASIS AND ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH SERVICE PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF THE AUTOMATION GROUP OR THE AEROSPACE GROUP, AS SERVICE PROVIDER, MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN. THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS

EXPRESSLY SET FORTH HEREIN, THE SERVICE RECIPIENTS ASSUME ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO THEIR USE OF AND RELIANCE UPON THE SERVICES.
Section 4.4    Books and Records. Each Party shall, and shall cause the members of its respective Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for Services rendered or received under this Agreement. Each Party shall make such books available to the other Party, upon reasonable notice and during normal business hours; provided, however, that to the extent such books contain Information relating to any other aspect of a Party’s respective business unrelated to this Agreement or the Services, the Parties shall negotiate in good faith a procedure to provide the requesting Party with necessary access while preserving the confidentiality of such other records.
ARTICLE V
CONFIDENTIALITY
Section 5.1    Confidential Information. As used herein, “Confidential Information” means any confidential and proprietary information of a Party or Third Party, regardless of form, including information that: (a) if disclosed in writing, is labeled as “confidential” or “proprietary”; (b) if disclosed orally, is designated confidential at disclosure; (c) by nature or the circumstances of its disclosure, should reasonably be considered as confidential; or (d) constitutes confidential information or data related to the Services, including Know-How, trade secrets, algorithms, source code, product/service specifications, prototypes, product roadmaps, Software, product pricing, marketing plans, financial data, personnel statistics, methods of manufacturing and processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) rightfully becomes publicly available other than by a breach of a duty to the Disclosing Party or violation of Law; (ii) is rightfully received by the Receiving Party from a Third Party without any obligation of confidentiality; (iii) as evidenced by the Receiving Party’s written records, is rightfully known to the Receiving Party without any limitation on use or disclosure prior to its receipt from the Disclosing Party; or (iv) is independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party as shown by competent evidence.
Section 5.2    Confidentiality Obligations. Each Party and its Affiliates that receives, obtains or otherwise become aware of under or in connection with this Agreement (the “Receiving Party”) any Confidential Information of the other Party or its Affiliates (the “Disclosing Party”), respectively, agrees to (a) keep the Disclosing Party’s Confidential Information confidential, (b) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations, exercise its rights under this Agreement or otherwise in connection with a Dispute, (c) use a reasonable degree of care in keeping the Disclosing Party’s Confidential Information confidential, and (d) limit access to the Disclosing Party’s Confidential Information to its personnel, Affiliates, assignees, contractors, Sub-Contractors, sublicensees, authorized representatives and advisors (including any financial, tax, legal and technical advisors), in each case, who have a need to access or know such Confidential Information for the purpose of performing its obligations and exercising its rights under this Agreement and who have been apprised of these confidentiality obligations, and with respect to any such Third Party, have agreed to protect the confidentiality of such Confidential Information in a manner that is no less restrictive than the Receiving Party’s obligations hereunder (and, for clarity, the Receiving Party shall remain responsible to the Disclosing Party for the compliance with such obligations (including obligations of non-use, non-disclosure and confidentiality) of its personnel, Affiliates and such Third Parties who receive such Confidential Information). Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to grant to the Receiving Party any rights in or to any Confidential Information of the Disclosing Party.
Section 5.3    Disclosure Required by Law. In the event that the Receiving Party is requested or required by Law (including subpoena or court order) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permissible, provide prompt written notice to the Disclosing Party of such request or requirement, so that the Disclosing Party will have a reasonable opportunity to seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, the Receiving Party shall reasonably cooperate with the Disclosing Party in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law. If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Article V; provided that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such Law. Similarly, with respect to any disclosure of Confidential Information in connection with a Dispute, the Receiving Party shall exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to any Confidential Information of the Disclosing Party prior to its disclosure.
Section 5.4    Disclosure in Connection with Due Diligence. The terms of this Agreement shall be the Confidential Information of both Parties. A Party may provide this Agreement to any Third Party, subject to confidentiality obligations no less restrictive than those set forth in this Article V, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such Third Party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).
ARTICLE VI
TERM
Section 6.1    Commencement. This Agreement is effective as of the Effective Date and shall remain in effect with respect to a particular Service until the end of the Service Term for such Service, unless this Agreement is earlier terminated (i) in its entirety or with respect to a particular Service, in each case in accordance with Section 6.2 or Section 6.3, or (ii) by mutual consent of the Parties; provided that in no event shall this Agreement and the Services provided hereunder continue beyond the date that is twenty-four (24) months from the Effective Date (the “Outside Date”). Notwithstanding anything to the contrary contained herein, if the Separation Agreement shall be validly terminated in accordance with its terms, this Agreement shall be automatically terminated with no further action by the Parties and shall be of no force and effect.
Section 6.2    Termination.
(a)    Except as otherwise provided by Law, this Agreement may be terminated by either Party at any time upon written notice to the other Party, if (A) the other Party is adjudicated as bankrupt, (B) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (C) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (D) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver.
(b)    Either Party may terminate this Agreement in the event of a Change of Control of the other Party, if the acquirer in such Change of Control is a competitor of the terminating Party, as reasonably determined by the terminating Party in good faith, taking into account all relevant factors (including the nature and extent of such acquirer’s competition with the other Party). If a Party terminates this Agreement in accordance with this Section 6.2(b), the other Party shall be liable for any applicable Termination Charges.
Section 6.3    Service Termination.
(a)    Unless otherwise indicated in Part I or Part II of Exhibit A hereto, a Service Recipient may from time to time terminate any individual Service, subject to Section 6.3(d), for any reason or no reason, upon the giving of at least ninety (90) day’s prior written notice to the Service Provider; provided, however, that if Part I or Part II of Exhibit A hereto sets forth a different notice period, then the Service Recipient shall instead be required to comply with such different notice period; and provided, further, that any such termination shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 6.4. In the event that any Service Recipient requests to terminate a discrete part, but not the entirety, of any individual Service or requests to terminate an individual Service that is specified on Exhibit A as being bundled with other Services (a “Partial Service Termination”), Service Provider shall consider such request in good faith. If the Service Provider agrees to such Partial Service Termination, the Parties shall negotiate in good faith and mutually agree on the necessary amendments to this Agreement and the Exhibits hereto to accommodate such Partial Service Termination; provided that Recipient shall be liable for any applicable Early Termination Costs.
(b)    If the Service Provider or the Service Recipient materially breaches any of its respective obligations under this Agreement with respect to a Service (and the period for resolution of the Dispute relating to such breach set forth in Section 9.1 has expired), the non-breaching Service Recipient or the Service Provider, as applicable, may terminate this Agreement with respect to the Service to which such obligations apply, effective upon not less than thirty (30)-days’ written notice of termination to the breaching Party, if the breaching Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party; provided, however, that such termination right shall not be available to the extent the breaching Party is not able to cure such breach as a result of the other Party’s or its Affiliates’ breach of this Agreement). The termination of this Agreement with respect to any Service pursuant to this Section 6.3 shall not affect the Parties’ rights or obligations under this Agreement with respect to any other Service.
(c)    In the event that a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for fifteen (15) days, the Service Recipient may immediately terminate such Service, upon written notice and without any obligations therefor (except that the Service Recipient shall continue to be liable with respect to any Service Charges in respect thereof which were incurred prior to such reduction, suspension or termination).
(d)    Notwithstanding anything to the contrary in this Section 6.3, Service Recipient may only terminate a Service before the end of the relevant Service Period if it also terminates all other Services that are identified in Part I or Part II of Exhibit A, as applicable, as being depending on that Service. The Parties acknowledge and agree that (i) there may be additional interdependencies among the Services being provided under this Agreement that are not expressly included in Part I or Part II of Exhibit A, (ii) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (x) any such additional interdependencies exist with respect to the particular Service that a party is seeking to terminate pursuant to Section 6.3 and (y) in the case of such termination, the Service Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected by such termination of another Service, and (iii) if the Parties have determined that such additional interdependencies exist (and, in the case of such termination that the Service Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected by such termination), the Parties shall negotiate in good faith to amend Part I or Part II of Exhibit A, as applicable, with respect to such impacted Service to mitigate the effect of the dependency, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services; provided that if the Parties cannot agree despite good faith negotiation and the Service Recipient nevertheless terminates the Service that other ongoing Services are dependent on, the Service Provider shall not be liable for any failure in the ongoing Services resulting from such dependency. In no event shall the Service Period for any Service continue beyond the Service Period of any other Service upon which such Service is dependent, as identified in Part I or Part II of Exhibit A or as determined by the Parties in accordance with this Section 6.3(d).
Section 6.4    Effect of Termination.
(a)    Each Party agrees and acknowledges that the obligations of each Service Provider to provide Services, or to cause Services to be provided, hereunder shall immediately cease upon (i) the expiration of the applicable Service Term, (ii) termination of (A) this Agreement in whole or (B) such Service, in each case in accordance with Section 6.1,

Section 6.2 or Section 6.3, or (iii) termination of this Agreement or such Service by mutual written consent of the Parties. Upon cessation of each Service Provider’s obligation to provide any such Service, each Service Recipient shall stop using, directly or indirectly, such Service hereunder.
(b)    Upon the request of a Service Recipient after the termination of a Service with respect to which the applicable Service Provider holds books, records or files, including current and archived copies of computer files (except to the extent such materials are retained in accordance with such Service Provider’s standard document retention policies, are required to be retained pursuant to applicable law or are reasonably necessary to enforce the Service Provider’s rights under this Agreement), (i) owned solely by a Service Recipient or its Affiliates and used by the applicable Service Provider solely in connection with the provision of a Service pursuant to this Agreement or (ii) created by a Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient or destroyed by the Service Provider, with certification of such destruction provided to the Service Recipient, other than, in each case, such books, records and files electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel for such purposes, which such books, records and files will not be used by the Service Provider for any other purpose. Each Service Recipient shall bear the Service Provider’s reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, each Service Provider may make one copy of such books, records or files for its legal files, subject to such Party’s obligations under Article V.
(c)    In the event that any Service is terminated other than at the end of a month, and the Service Charge associated with such Service is determined on a monthly basis, a Service Provider shall bill the Service Recipient for the entire month in which such Service is terminated.
(d)    In the event of a termination under Section 6.2 or Section 6.3(a), the Service Recipient shall pay to the Service Provider any breakage or termination fees, and other termination costs payable by the Service Provider, solely as a result of the early termination of such Service (or portion thereof) or this Agreement, with respect to any reasonable and documented costs or expenses already incurred or that will become due for payment by the Service Provider or its Affiliates at or following the date of termination of any Service (or portion thereof) in anticipation of providing the terminated Services (or portions hereof) for the full Service Period (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services) (“Termination Charges”). The Service Provider will provide to the Service Recipient an invoice for the Termination Charges within thirty (30) days following the date of any termination contemplated by this Section 6.4(d) and will provide reasonable documentary evidence to substantiate such Termination Charges.

(e)    In the event of any termination of this Agreement in its entirety or with respect to any Service, each Party, the Service Provider and the Service Recipient shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Service Recipient to pay any Service Charges due to any Service Provider hereunder.
(f)    Upon the expiration or termination of this Agreement as a whole, the Service Recipient shall promptly return, or cause to be returned, to the Service Provider (or, at the Service Recipient’s option, promptly destroy or cause to be destroyed) any and all Confidential Information of the Service Provider in the possession of the Service Recipient and its Affiliates (except to the extent that the Service Recipient is otherwise permitted to continue to possess such Confidential Information (e.g., under another Ancillary Agreement, or because such Confidential Information is also Confidential Information of the Service Recipient)).
(g)    The following matters shall survive the termination of this Agreement, including the rights and obligations of each Party thereunder, in addition to any claim for breach arising prior to termination: Article I, Section 3.2(a), Section 3.2(b), Article IV, this Section 6.4, Article VII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article IX, Article X and all confidentiality obligations under this Agreement (including, for clarity, Article V).
ARTICLE VII
INDEMNIFICATION; LIMITATION OF LIABILITY
Section 7.1    Indemnification by Aerospace.
(a)    Aerospace, in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Automation and the other Automation Indemnitees from and against any and all Liabilities incurred by such Automation Indemnitees and arising out of, in connection with or by reason of any Services provided by or on behalf of any member of the Automation Group hereunder, except to the extent such Liabilities arise out of an Automation Group member’s (i) material breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence, fraud or willful misconduct in providing the Services.
(b)    Aerospace, in its capacity as a Service Provider and on behalf of each member of its Group in its capacity as a Service Provider, shall indemnify, defend and hold harmless Automation and the other Automation Indemnitees from and against any and all Liabilities incurred by such Automation Indemnitees and arising out of, in connection with or by reason of any Services provided by any member of the Aerospace Group hereunder, which Liabilities result from an Aerospace Group member’s (i) material breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence, fraud or willful misconduct in providing the Services.

Section 7.2    Indemnification by Automation.
(a)    Automation, in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Aerospace and the other Aerospace Indemnitees from and against any and all Liabilities incurred by such Aerospace Indemnitees and arising out of, in connection with or by reason of any Services provided by any member of the Aerospace Group hereunder, except to the extent such Liabilities arise out of an Aerospace Group member’s (i) material breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence, fraud or willful misconduct in providing the Services.
(b)    Automation, in its capacity as a Service Provider and on behalf of each member of its Group in its capacity as a Service Provider, shall indemnify, defend and hold harmless Aerospace and the other Aerospace Indemnitees from and against any and all Liabilities incurred by such Aerospace Indemnitees and arising out of, in connection with or by reason any Services provided by any member of the Automation Group hereunder, which Liabilities result from an Automation Group member’s (i) material breach of this Agreement, violation of Laws in providing the Services or (iii) gross negligence, fraud or willful misconduct in providing the Services.
Section 7.3    Indemnification Procedures. The provisions of Section 6.4 and Section 6.5 of the Separation Agreement shall govern claims for indemnification under this Agreement; provided that, for purposes of this Section 7.3, in the event of any conflict between the provisions of Section 6.4 and Section 6.5 of the Separation Agreement and this Article VII, the provisions of this Agreement shall control. The procedures related to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.
Section 7.4    Exclusion of Other Remedies. Without limiting the rights under Section 10.16, the provisions of Section 7.1 and Section 7.2 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Automation Group and the Aerospace Group, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.
Section 7.5    Other Indemnification Obligations Unaffected. For the avoidance of doubt, this Article VII applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Ancillary Agreements).
Section 7.6    Limitation on Liability.
(a)    No Service Provider or Service Recipient, in its capacity as such, nor any member of its Group acting in the capacity of a Service Provider or Service Recipient, as applicable, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to the Service Recipient or Service Provider, as applicable, or its Affiliates for any Liabilities arising out of, related to or in connection with the Services or this Agreement, except to the extent that such Liabilities arise out of such Service Provider’s or Service Recipient’s (or a member of its Group’s), as applicable, (i) material breach of this Agreement, (ii) violation of Laws in providing or receiving the Services, as applicable, or (iii) gross negligence, fraud or willful misconduct in providing or receiving the Services, as applicable; provided that nothing in this Section 7.6 shall be deemed to limit the Service Recipient’s or Service Providers, as applicable, rights under Section 7.6(d) regarding Insurance Proceeds in respect of Third Party Claims.
(b)    IN NO EVENT SHALL ANY SERVICE PROVIDER OR SERVICE RECIPIENT, IN ITS CAPACITY AS SUCH, NOR ANY MEMBER OF ITS GROUP ACTING IN THE CAPACITY OF A SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE RECIPIENT OR SERVICE PROVIDER, AS APPLICABLE, OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY THE SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, ITS AFFILIATES OR ITS SUB-CONTRACTORS UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD PARTY CLAIM.
(c)    EACH GROUP’S TOTAL LIABILITY, IN ITS CAPACITY AS A SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, TO THE OTHER GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ALL CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO IT (IN THE CASE OF SERVICE PROVIDER) OR PAID BY IT (IN THE CASE OF SERVICE RECIPIENT) FOR SERVICES UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE APPLICABLE CLAIM; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, IN THE CASE OF ANY LIABILITY TO THE OTHER GROUP ARISING OUT OF A THIRD PARTY CLAIM, EACH GROUP’S TOTAL LIABILITY IN ITS CAPACITY AS SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, TO THE OTHER GROUP SHALL BE INCREASED BY AN AMOUNT EQUAL TO THE AMOUNT, IF ANY, OF ANY INSURANCE PROCEEDS THAT ARE ACTUALLY RECEIVED BY SUCH SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, IN ACCORDANCE WITH SECTION 7.6(d).
(d)    If a Service Provider or Service Recipient, in its capacity as such, or any member of its Group acting in the capacity of a Service Provider or Service Recipient, as applicable, shall be liable to the other Party for any Liability arising out of a Third Party Claim, the Indemnitee shall use commercially reasonable efforts to pursue and recover any available Insurance Proceeds under applicable insurance policies. The amounts for which a Party shall be liable pursuant to this Article VII shall be net of any Insurance Proceeds actually received by the Indemnitee (net of all recovery costs reasonably incurred in connection with receipt thereof).

(e)    IF AND TO THE EXTENT THAT SERVICE PROVIDER’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT IS CAUSED BY THE ACT OR OMISSION OF A SUB-CONTRACTOR USED BY SERVICE PROVIDER FOR THE PROVISION OF SERVICES, SERVICE PROVIDER SHALL NOT BE RESPONSIBLE, LIABLE OR OTHERWISE CONSIDERED AS BEING IN BREACH OF THIS AGREEMENT, PROVIDED THAT SERVICE PROVIDER SHALL USE ITS COMMERCIALLY REASONABLE EFFORTS TO EXERCISE AND ENFORCE ITS CONTRACTUAL RIGHTS AND SEEK TO CLAIM ANY AVAILABLE CONTRACTUAL REMEDIES IN RESPECT OF THE RELEVANT ACT OR OMISSION OF THE SUB-CONTRACTOR, AND PASS-ON TO SERVICE RECIPIENT AN EQUITABLE AND PROPORTIONATE SHARE OF THE DAMAGES OR SIMILAR AMOUNTS. ALTERNATIVELY, SERVICE PROVIDER MAY, IN ITS SOLE DISCRETION, ASSIGN TO SERVICE RECIPIENT ANY DAMAGE CLAIMS THAT IT MAY ASSERT AGAINST THE RELEVANT SUB-CONTRACTOR IN RELATION TO SERVICE RECIPIENT’S DAMAGE. IN CASE THE ACT OR OMISSION OF THE SUB-CONTRACTOR THAT CAUSED THE DAMAGE ALSO CAUSED PREJUDICE TO SERVICE PROVIDER’S OWN BUSINESS (OR THAT OF ITS AFFILIATES), THE DISTRIBUTION SHALL BE LIMITED TO A REASONABLE PRO RATA SHARE.
ARTICLE VIII
OTHER COVENANTS
Section 8.1    Attorney-in-Fact. If any documents or instruments are reasonably required to be executed in order for the Service Provider to perform and provide any Services to Service Recipient in accordance with this Agreement, then such Service Provider shall be relieved of such obligation to the extent the Service Recipient does not, following a written request from Service Provider, execute such documents or appoint the Service Provider as its attorney-in-fact for the sole purpose of executing such documents.
Section 8.2    Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.
ARTICLE IX
DISPUTE RESOLUTION
Section 9.1    General. The dispute resolution procedures set forth in Article VIII of the Separation Agreement shall apply and are hereby incorporated herein by reference, mutatis mutandis; provided that prior to submitting a General Dispute Notice pursuant to Section 8.1(b)(i) of the Separation Agreement, the Parties shall first comply with the procedures set forth in Section 9.2.
Section 9.2    Resolution Committee. All Disputes will be first considered in person, by teleconference or by video conference by the Service Coordinators within five (5) business days after receipt of notice from either Party specifying the nature of the Dispute (a “Preliminary Dispute Notice”). The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach a resolution with respect to the Dispute within ten (10) business days after receipt of notice of the Dispute, the Dispute shall be referred to a Resolution Committee comprised of specified transition leaders (the “Resolution Committee”) from Automation and Aerospace. On or prior to the Effective Date, each Party shall provide the other Party with the name and relevant contact information for its respective initial Resolution Committee member, and either Party may replace its Resolution Committee members at any time with other persons of similar seniority by providing written notice in accordance with Section 10.6. The Resolution Committee will meet (by telephone or in person) during the next ten (10) business days and attempt to resolve the Dispute. In the event that the Resolution Committee is unable to reach a resolution with respect to the Dispute within ten (10) business days of the referral of the matter to the Resolution Committee, then either Party may deliver a General Dispute Notice pursuant to Section 8.1(b)(i) of the Separation Agreement and the terms and conditions of Article VIII of the Separation Agreement shall apply as set forth in Section 9.1. Notwithstanding anything to the contrary in this Article IX, Section 9.1 and this Section 9.2 shall not deny any Party equitable remedies with respect to breaches of confidentiality obligations under Article V.
Section 9.3    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement to the extent required by this Agreement during the course of any dispute resolution pursuant to the provisions of this Article IX, unless such commitments are the specific subject of the dispute at issue.
ARTICLE X
MISCELLANEOUS
Section 10.1    Title to Equipment; Title to Data.
(a)    Except as otherwise expressly provided herein, each of Aerospace and Automation acknowledges that all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by any Service Provider in connection with the provision of Services shall remain the property of such Service Provider and shall at all times be under the sole direction and control of such Service Provider.
(b)    Each of Aerospace and Automation acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor that are owned by the other Party or its Affiliates, Subsidiaries or divisions, by reason of the provision of the Services hereunder, except as expressly provided in Section 3.2.
Section 10.2    Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, earthquake, pandemic, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, delays in transportation, act of God or act of terrorism or cyberterrorism, in each case, that is not within the control of the Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent, or for any other reason which is not within the control of such Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by such Party to the other Party, such Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Party on account thereof; provided, however, that the Party whose performance is interfered with resumes the required performance as soon as reasonably practicable upon the cessation of the Force Majeure Event. No Party shall be excused from performance to the extent such Party fails to use commercially reasonable efforts to remedy the situation and mitigate or remove the cause and effects of the Force Majeure Event. For the avoidance of doubt, a Service Recipient shall be not liable for any services fees for any Services that are not provided due to a Force Majeure Event.
Section 10.3    Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between a Service Provider and a Service Recipient or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.
Section 10.4    Complete Agreement; Construction. This Agreement, including the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of any inconsistency between this Agreement and any Exhibit hereto, the Exhibit shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof.
Section 10.5    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.6    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.6 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
To Automation:
Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
Attention:     Su Ping Lu, Senior Vice President, General Counsel and Corporate Secretary
Email:    [***]
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:     Andrew J. Nussbaum, Esq.
Karessa L. Cain, Esq.
George N. Tepe, Esq.
Email:        AJNussbaum@wlrk.com
KLCain@wlrk.com
GNTepe@wlrk.com
To Aerospace:
Honeywell Aerospace Inc.
1944 E Sky Harbor Cir N
Phoenix, AZ 85034
Attention:     John Donofrio, Senior Vice President, General Counsel
Email:     [***]
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:     Andrew J. Nussbaum, Esq.
Karessa L. Cain, Esq.
George N. Tepe, Esq.
Email:    AJNussbaum@wlrk.com
KLCain@wlrk.com
GNTepe@wlrk.com
Section 10.7    Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).
Section 10.8    Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.
Section 10.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party (which consent may be granted or withheld in such other Party’s sole discretion); provided, that either Party may assign or transfer, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Party, this Agreement or any of the rights, interests or obligations under this Agreement to (a) one or more of its Affiliates and (b) subject to Section 6.2(b), the successor to all or a portion of the business or assets to which this Agreement relates; provided, further, that (i) such Party shall promptly notify the other Party in writing of any assignments or transfers it makes under the foregoing clause (b) and (ii) in either case of the foregoing clauses (a) or (b), the party to whom this Agreement is assigned or transferred shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned or transferred. Any purported assignment in violation of this Section 10.9 shall be void ab initio. No assignment or transfer shall relieve the assigning or transferring Party of any of its obligations under this Agreement that accrued prior to such assignment or transfer unless agreed to by the non-assigning or non-transferring Party. Nothing in this Section 10.9 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.1(d).
Section 10.10    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.11    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to this Agreement).
Section 10.12    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Date.
Section 10.13    Third Party Beneficiaries. Except with respect to indemnification obligations hereunder, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon Third Parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.
Section 10.14    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 10.15    Governing Law. This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, and any dispute arising directly or indirectly out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 10.16    Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article X (including after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 10.17    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal,

void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.18    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
Section 10.19    No Set-Off. Except as mutually agreed to in writing by the Parties, neither Party shall have any right of set-off or other similar rights with respect to any amounts due pursuant to this Agreement or any other amounts claimed to be owed to the other Party arising out of this Agreement.
* * * * *
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Jake Wasserman
Name: Jake Wasserman Title: Assistant Secretary

HONEYWELL AEROSPACE INC.

By:	/s/ James Currier
Name: James Currier Title: President & Chief Executive Officer